Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Vislink Technologies, Inc. on Forms S-1 [File Nos. 333-225975, 333-232451, 333-234265 and 333-236230]; Forms S-3 [File Nos. 333-228793 and 333-238013] and Forms S-8 (File Nos. 333-255305, 333-233849, 333-233848, 333-224107, 333-224106, 333-224105, 333-215461, 333-214658, 333-212621, 333-210773, 333-208313, 333-206486, 333-205687, and 333-203399] of our report dated March 31, 2022, with respect to our audit of the consolidated financial statements of Vislink Technologies, Inc. as of December 31, 2021 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Vislink Technologies, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 31, 2022